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                                  EXHIBIT 2.19

                                 Amendment No. 2
                                       to
                            Asset Purchase Agreement

This Agreement (this "Agreement") is dated as of March 15, 2002, is among Qorus.com, Inc., a Florida corporation ("Qorus"), TMT Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Qorus ("TMT"), Aelix, Inc., a Delaware corporation and a wholly owned subsidiary of Qorus ("Aelix"), and Avery Communications, Inc., a Delaware corporation ("Avery"), and is based upon the mutual agreement of the parties as detailed below, and constitutes Amendment No. 2 to that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of May 29, 2001, among Qorus, TMT, and Aelix, as sellers, and Avery, as buyer. All defined terms used herein that are not defined herein are defined in the Asset Purchase Agreement and are used herein with the same meanings as ascribed to them therein.

WHEREAS, Pursuant to the Asset Purchase Agreement, Avery purchased Qorus' intelligent message communications service business (the "Business");

WHEREAS, Avery is obligated, pursuant to Section 2.1 of the Asset Purchase Agreement, to pay Qorus 5% of the net income arising from the Business for five years (the "royalty obligation");

WHEREAS, Avery, through its wholly owned subsidiary, Thurston Communications Corporation, a Delaware corporation ("Thurston Communications"), is the owner of record of (i) 3,010,000 shares of Qorus' common stock and (ii) options to purchase an additional 1,066,500 shares of Qorus' common stock at a price of $0.01 each.

WHEREAS, Qorus, TMT, Aelix and Avery desire to amend the Asset Purchase Agreement to remove the royalty obligation; and

WHEREAS, Qorus, TMT and Aelix are willing to amend the Asset Purchase Agreement to remove the royalty obligation in exchange for a cash payment from Avery, the return of all common shares of Qorus common stock owned by Thurston Communications, and the cancellation of all unexercised options held by Avery or Thurston communications to purchase common Qorus common stock.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. The Asset Purchase Agreement is hereby amended to remove Section 2.1 in its entirety therefrom.

     2. In consideration for amending the Asset Purchase Agreement, Avery will pay to Qorus in immediately available funds $100,000 cash; and will cause Thurston Communications to transfer, assign and convey to Qorus

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          contemporaneously herewith 3,010,000 shares of Qorus common stock owned by Thurston Communications.

     3. Avery and Thurston communications agree to the cancellation of any and all unexercised options either of them may have been granted by Qorus at any time to purchase common shares of Qorus stock.

     4.   Avery represents that title to the Qorus common stock referenced in
          Section 2 above and options to purchase Qorus common stock referenced in Section 3 above are conveyed free of all liens or other encumbrances.

     5. This agreement may not be changed, modified, discharged or terminated orally or in any manner, other than by an agreement in writing signed by the parties hereto or their respective successors and assigns.

     6. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     7. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware without giving effect to conflict of laws principles thereof, except if it is necessary in any other jurisdiction to have the law of such other jurisdiction govern this Agreement with respect to such matter.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Avery Communications, Inc.                     Qorus.com, Inc.

By:   /s/ Patrick J. Haynes, III               By:   /s/ Thomas C. Ratchford
      Chairman and Chief Executive Officer           Chief Financial Officer

TMT Holdings, Inc.                             Aelix, Inc.

By:   /s/ Thomas C. Ratchford                  By:   /s/ Thomas C. Ratchford
      Chief Financial Officer                        Chief Financial Officer